Exhibit 99.1

ECOLOCAP TO MAKE IMPORTANT ACQUISITION

May 27, 2009 (Montreal) – EcoloCap Solutions, Inc. (OTCBB: ECOS) (“EcoloCap”) today announced that it has entered into a Letter of Intent (LOI) to buy 100% of the shares of Micro Bubble Technology Inc. “MBT” of Barrington, IL. Both companies have started the due diligence process and target for the transaction to close within 90 days.

With this proposed acquisition, EcoloCap is taking a major stop forward by broadening its initial goals in the environmental space. MBT, in partnership with Japanese and Korean partners, owns nanotechnologies that could play an important role in the energy and ecology sector.

MBT is a pre-commercial stage company dedicated to exploit nanotechnology applications initially in Carbon Nano Tube battery technology. Lab tests have produced data showing that MBT’s CNT battery possesses far greater energy storage capacity, and demonstrated much shorter recharge time compared to anything that exists in the market today. In actual tests, the CNT battery has shown it can power an automobile for 400 miles on one charge, and be recharged in 10 minutes.
Michael Siegel, MBT’s president stated: “To overcome the limitations of present battery technology is the solution needed for electronics, electric vehicles and power storage commercialization. Our Carbon Nano Tube battery has 8 times the reserve capacity of existing lead acid batteries and can be recharged in less than ten minutes, for the same price or less”.

Says Dr Tri Vu Truong, President and CEO or EcoloCap: "After a preliminary study of the technologies MBT is introducing, we believe that the Carbon Nano Tube battery has the potential to make a very serious impact on the advancement of the effort to get away from fossil fuel and reduce the Greenhouse Gas effect. Preliminary laboratory and pilot studies show that is can do this at a much favorable cost than existing technologies, with results many times superior. We will keep our shareholders informed of our findings as we progress in our due diligence."
At a time when the world is looking to alternative sources of energy, large scale application of this technology is actually an appropriate and effective step in the effort to get away from fossil fuel usage as well as reduce harmful gas emissions.

About EcoloCap Solutions, Inc.

EcoloCap is a US-listed, international company focused on the commercial development of green energy projects in emerging economies, especially in Asia. Rising energy costs, climate change concerns, and the need to reduce greenhouse gases create an unparalleled opportunity for the development of renewable, sustainable energy sources which will be a significant, long-term opportunity for the 21st century.

To maximize shareholder value EcoloCap is focused on projects which qualify for Carbon Emission Reduction credits (CERs) registered under the Clean Development Mechanism (CDM) of the United Nations’ Kyoto Protocol.  EcoloCap utilizes its know-how, capital, technology, engineering expertise, and on the ground operations management to work with governments and enterprises in emerging economies in order to successfully reduce greenhouse gases for both capture and utilization.  By this process EcoloCap acquires UN Certified Carbon Credits (CERs) at favorable cost, which are then sold on the world market at prevailing prices. For more information please visit www.ecolocap.com.

Contact:
EcoloCap Solutions, Inc.
Investor Relations
Richard Nitto
Tel: 732-804-2319